                                                                  EXHIBIT 11.1

                            APS HOLDING CORPORATION
                        COMPUTATION OF INCOME PER SHARE
                     (in thousands, except per share data)



                                                                 Three months ended     Nine months ended
                                                                     October 25,            October 25,
                                                                 -------------------    ------------------
                                                                   1996       1995        1996       1995
                                                                 --------    -------    --------   -------
Weighted average shares of common stock outstanding                13,741     13,726     13,733     13,724
Shares issuable on assumed exercise of stock options                  200        180        171        185
                                                                  -------     ------    -------    -------
Weighted average shares for primary net income per share           13,941     13,906     13,904     13,909
Incremental shares issuable on assumed exercise of stock
  options to reflect maximum dilutive effect                            8          0         16          2
                                                                  -------    -------    -------    -------
Weighted average shares for fully diluted net income per share     13,949     13,906     13,920     13,911
                                                                  =======    =======    =======    =======
Net income                                                        $ 6,100    $ 5,423    $13,418    $15,242
                                                                  =======    =======    =======    =======
Primary net income per share                                      $  0.44    $  0.39    $  0.97    $  1.10
                                                                  =======    =======    =======    =======
Fully diluted net income per share                                $  0.44    $  0.39    $  0.96    $  1.10
                                                                  =======    =======    =======    =======